                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

                   [AMENDMENT NO. .........................]


[X] Filed by the Registrant
[_] Filed by a Party other than the Registrant


CHECK THE APPROPRIATE BOX:

[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a
    6(e)(2)
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to Sec. 240.14a-12


                                 CHEROKEE INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

                                 CHEROKEE INC.
- --------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X] $125 per Exchange Act Rules 0-11(c)(I)(ii), 14a-6(i)(1), 14a g(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6i)(4) and 0-11.

    1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule () 11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    5)  Total fee paid:

        ------------------------------------------------------------------------

[_] Check box if any part of the fee is offset as provided by exchange act rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid: ________________________________________________
     2) Form Schedule or Registration Statement No.: ___________________________
     3) Filing Party: __________________________________________________________
     4) Date Filed: ____________________________________________________________

                                 CHEROKEE INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              ON OCTOBER 14, 1996

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Cherokee Inc. (the "Company") will be held at the Palisades Salon in the Loews Santa Monica Beach Hotel, 1700 Ocean Avenue, Santa Monica, California, on October 14, 1996, at 10:00 A.M. (Pacific Time) for the following purposes:


     1. To elect seven directors to the Board of Directors who will serve until the Company's 1997 Annual Meeting of Stockholders and until their successors have been duly elected and qualified;


     2. To transact such other business as may be properly brought before the meeting or any adjournment thereof.


     Stockholders of record at the close of business on September 13, 1996 will be entitled to notice of and to vote at said meeting or any adjournments thereof. A list of such stockholders shall be open to the examination of any stockholder at the meeting and for a period of ten days prior to the date of the meeting at the office of Cherokee Inc., 6835 Valjean Avenue, Van Nuys, California 91406.


     The Board of Directors urges each stockholder to read carefully the enclosed proxy statement which is incorporated herein by reference.



                                    By Order of the Board of Directors,

                                    /s/ Carol A. Gratzke

                                    Carol A. Gratzke
                                    Secretary

6835 Valjean Avenue
Van Nuys, CA   91406
Dated:  September 19, 1996



                                   IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE 1996 ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSE ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR PROXY WILL BE REVOCABLE ANY TIME PRIOR TO ITS EXERCISE EITHER IN WRITING OR BY VOTING YOUR SHARES PERSONALLY AT THE 1996 ANNUAL MEETING.

                                 CHEROKEE INC.
                              6835 VALJEAN AVENUE
                              VAN NUYS, CA 91406

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                OCTOBER 14, 1996

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") and management of Cherokee Inc., a Delaware corporation ("Cherokee" or "Company"), of proxies to be used at the Annual Meeting of Stockholders to be held at the Palisades Salon in the Loews Santa Monica Beach Hotel, 1700 Ocean Avenue, Santa Monica, California, on October 14, 1996, at 10:00 A.M. (Pacific Time) and at any adjournments thereof. A form of the proxy is enclosed for use at the meeting. Stockholders are being asked to vote upon the election of seven directors to the Board and to transact such other business as may properly come before the meeting.

     If no instructions are given on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the directors nominated by the Board, and as recommended by the Board with regard to all other matters or if no such recommendation is given, in the discretion of the proxy holder. Proxies marked "withhold" and/or "abstain" will be counted towards the quorum requirement but will not be voted for the election of the Board's director nominees.

     A proxy may be revoked at any time before it is exercised by giving written notice of revocation to the Secretary of the Company or by submitting, prior to the time of the meeting, a properly executed proxy bearing a later date. Stockholders having executed and returned a proxy, who attend the meeting and desire to vote in person, are requested to so notify the Secretary of the Company prior to the time of the meeting.

     The mailing address of the Company is 6835 Valjean Avenue, Van Nuys, California 91406. The approximate date on which this Proxy Statement and form of proxy are being mailed to the stockholders is September 19, 1996.


                              GENERAL INFORMATION

OUTSTANDING SHARES AND VOTING RIGHTS

     There were 7,650,813 shares of common stock of the Company ("Common Stock") outstanding as of September 13, 1996, the Record Date for the stockholders entitled to vote at the Annual Meeting. Each stockholder of record at the close of business on September 13, 1996 is entitled to one vote for each share of Common Stock then held on each matter to come before the meeting, or any adjournments thereof.

     A majority of the votes eligible to be cast at the Annual Meeting by holders of Common Stock, or 3,825,407 votes, represented in person or by proxy at the Annual Meeting is required for a quorum. A plurality of the votes cast at the Annual Meeting by holders of shares of Common Stock entitled to vote, and present, in person or by proxy at the Annual Meeting voting for the election of directors is required for the election of each nominee as a director. Votes that are withheld from any nominee will be excluded from the vote and will have no effect. Brokers who hold shares in street name have the authority to vote on certain "routine" matters when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors. The Company's Certificate of Incorporation does not provide for cumulative voting.

     The Company's Plan of Reorganization (the "1994 Plan") which was filed on November 7, 1994 with the Company's petition for relief under Chapter 11 and which became effective December 23, 1994, provided for the issuance to general unsecured creditors of 60.5504 shares of Common Stock for each $1,000 of creditors' claims allowed by the bankruptcy court. To implement distribution of Common Stock to general unsecured creditors, 1,000,000 shares of Common Stock were issued to Shawmut Bank as disbursing agent. As of the Record Date, Shawmut Bank had distributed 517,795 shares of Common Stock to general unsecured creditors, canceled 475,000 shares of Common Stock at the Company's request and held 7,205 shares of Common Stock. The Company will instruct Shawmut Bank to vote the shares of Common Stock it held on the Record Date FOR the election of all seven nominees for director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of September 13, 1996 by each person believed by the Company to own beneficially more than 5% of the outstanding shares of any class of the Company's voting securities. Unless noted otherwise, the holders listed below have sole voting power and dispositive power over the shares beneficially held by them. As of September 13, 1996, 7,650,813 shares of Common Stock were outstanding.


      NAME AND ADDRESS               AMOUNT AND NATURE OF          PERCENTAGE
     OF BENEFICIAL OWNER             BENEFICIAL OWNERSHIP           OF CLASS
     -------------------             --------------------          ----------

Value Partners, Ltd.
  C/O Fisher Ewing Partners
  2200 Ross Avenue
  Suite 4660 West
  Dallas, TX   75201                   2,007,369                  26.2%

Robert Margolis/(A)/
  6835 Valjean Avenue
  Van Nuys, CA   91406                 2,445,056 /(A)/            30.2%/(A)/

Cowen & Company
  Financial Square
  New York, NY   10005                   394,391 /(B)/             5.16%/(B)/

The Newstar Group, Inc.
dba The Wilstar Group
6835 Valjean Avenue
Van Nuys, CA 91406                     2,125,185 /(A) (C)/        26.2%/(A) (C)/

/(A)/ Includes 1,674,739 shares acquired by The Newstar Group, Inc. d/b/a The
      Wilstar Group ("Wilstar") pursuant to the exercise of performance option and includes 450,446 shares which may be acquired by Wilstar pursuant to currently exercisable options. Mr. Margolis is majority shareholder and Chief Executive Officer of Wilstar.

/(B)/ Includes 7,148 shares with respect to which voting power and dispositive power are shared.

/(C)/ Does not include 319,871 shares individually held by Mr. Margolis.

The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of June 1, 1996, owned by all Executive Compensation Table and all directors and executive the holders listed below have sole voting and dispositive directors, each of the executive officers named in the officers as a group. Unless noted otherwise, power over the shares beneficially held by them.


                                  AMOUNT AND
                                   NATURE OF
                                  BENEFICIAL      PERCENTAGE
NAME OF BENEFICIAL OWNER           OWNERSHIP       OF CLASS
- ------------------------          ----------      ----------
Robert Margolis /(A)/             2,445,026          30.2%
Herschel Elias                        5,000             *
Douglas Weitman /(B) /              148,092           1.9%
Jess Ravich /(B)(C)/                170,072           2.2%
Keith Hull /(B)(D)/                   5,000             *
Avi Dan /(B)(E)/                    371,667           4.9%
Jeffrey Schultz                       5,000             *
Patricia Warren /(F)/                31,449            .4%
All Executive Officers and
 directors as a group /(G)/       3,181,306         39.08%

* = Less than 1%

/(A)/ Includes 319,871 held individually by Mr. Margolis and 1,674,739 shares acquired by Wilstar pursuant to the exercise of performance options and includes 450,446 shares which may be acquired by Wilstar pursuant to currently exercisable options. Mr. Margolis is the majority shareholder and Chief Executive Officer of Wilstar.

/(B)/ Includes 5000 shares which may be purchased pursuant to a currently exercisable warrant at an exercise price of $3.00 per share.

/(C)/ Includes 165,033 shares owned by Libra Investments, Inc. ("Libra").  Mr.
      Ravich is the Chairman and Chief Executive Officer of Libra and, therefore, may be deemed to be the beneficial owner of such shares.

/(D)/ Excludes 77,386 shares owned by Avondale Mills, Inc.  Mr. Hull is a Vice
      President of Avondale Mills, Inc., however, he disclaims to be the beneficial owner of such shares.

/(E)/ Includes 366,667 shares owned by Axicom Capital Group.  Mr. Dan is the
      President of Axicom Capital Group and, therefore, may be deemed to be the beneficial owner of such shares.

/(F)/ Includes 20,000 shares which may be purchased pursuant to currently exercisable options at an exercise price of $3.00.

/(G)/ Includes 490,446 shares which may be acquired pursuant to currently exercisable warrants and options.

                         ITEM 1.  ELECTION OF DIRECTORS

     At the October 30, 1995 Annual Meeting, eight directors were elected by the Shareholders. One director resigned on January 5, 1996. On July 25, 1996, the By-laws of the Company were amended to decrease the authorized number of directors from nine to seven. All seven current directors have been nominated for reelection at the meeting for one-year terms, expiring at the 1997 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

     In the event that any nominee for director should become unavailable, it is intended that votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Board. The Board has no present knowledge that any of the persons named will be unavailable to serve.

INFORMATION CONCERNING DIRECTORS AND NOMINEES FOR BOARD OF DIRECTORS

     The following table sets forth the principal occupation or employment and principal business of the employer, if any, of each director and nominee for director of the Company, as well as his age, business experience, other directorships held by him and the period during which he has previously served as director of the Company.

          NAME, AGE
             AND                    PRINCIPAL OCCUPATION FOR PAST FIVE YEARS;
  PRESENT POSITION WITH THE                   OTHER DIRECTORSHIPS;
           COMPANY                             BUSINESS EXPERIENCE
- ---------------------------     ------------------------------------------------
Robert Margolis, 48             Mr. Margolis was appointed Chairman of the Board
Director, Chairman of the       and Chief Executive Officer of the Company on
Board of Directors and          May 5, 1995.  Mr. Margolis was the co-founder of
Chief Executive Officer         the Company's Apparel Division in 1981.  He had
                                been the Co-Chairman of the Board of Directors,
                                President and Chief Executive Officer of the
                                Company since June 1990 and became Chairman of
                                the Board on June 1, 1993.  Mr. Margolis
                                resigned all of his positions with the Company
                                on October 31, 1993 and entered into a one-year
                                consulting agreement with the Company.  Since
                                1994 Mr. Margolis has been Chief Executive
                                Officer and a Director of a privately owned
                                company which manufactures and distributes
                                textile and apparel related products.

Herschel Elias, 48              Mr. Elias has been a director of the Company
Director                        since December 1994.  During the past five
                                years, Mr. Elias has served as a real estate and
                                financial analyst for Investment Management
                                Corporation, a real estate and securities
                                investment firm.

Jeffrey Schultz, 50             Dr. Schultz has been a director of the Company
Director                        since December 1994.  Dr. Schultz has served as
                                a Professor at Christian Brothers University
                                since 1986.  Dr. Schultz served as a consultant
                                for the following companies: Southmark
                                Corporation from 1990 and 1993, Prime Motor Inns
                                from 1991 to 1993, and PGI Industries, Inc. from
                                1991 to 1993.  Dr. Schultz also currently serves
                                as a director of Pharmhouse, Inc. (discount
                                beauty aids and pharmaceutical retailer).

Douglas Weitman, 53             Mr. Weitman has been a director of the Company
Director                        since May 1995.  For more than five years, Mr.
                                Weitman has been the Chief Executive Officer of
                                Security Textile Corp., a privately owned
                                manufacturer of apparel and textile related
                                products.

Jess Ravich, 39                 Mr. Ravich has been a Director of the Company
Director                        since May 1995.  Mr. Ravich has been the Chief
                                Executive Officer and the


                                majority shareholder of Libra Investments, Inc.
                                ("Libra") a registered broker dealer since it was founded in June 1991. From March 1990 to
                                March 1991, he was Executive Vice President and
                                Director of High Yield Trading with Jeffries &
                                Co. a registered broker dealer.

Keith Hull, 43                  Mr. Hull has been a director since June 1995.
Director                        For more than five years, Mr. Hull has been
                                President of Avondale Fabrics and Vice President
                                of its parent, Avondale Mills Inc.  Avondale
                                Mills is a diversified manufacturer of textiles.

Avi Dan, 38                     Mr. Dan has been a director since June 1995.
Director                        Mr. Dan is President of Axicom Capital Group, a
                                foreign investment company.  From August 1993,
                                to the present Mr. Dan has been the President of
                                Cove Capital, a privately owned investment
                                company.  From August, 1990 to August, 1993 Mr.
                                Dan was the President of Perlman Realty Co., a
                                real estate investment company.


     THE BOARD RECOMMENDS VOTES FOR THE ELECTION OF ALL SEVEN NOMINEES FOR DIRECTORS. ALL THE NOMINEES CURRENTLY SERVE AS DIRECTORS OF THE COMPANY. PROXIES GIVEN WITHOUT INSTRUCTIONS WILL BE VOTED FOR ALL SEVEN NOMINEES.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The business affairs of the Company are managed under the direction of the Board of Directors, although the Board is not involved in day-to-day operations. During the Fiscal year ended June 1, 1996 the Board met 5 times. Each director attended at least 75% of all Board and applicable committee meetings during the Fiscal year ended June 1, 1996. All outside directors have received a five year warrant to purchase 5000 shares of Common Stock at an exercise price approximately equal to the market price of the Common Stock at the time of grant. On June 21, 1995, the By-laws of the Company were amended to increase the authorized number of directors from seven to nine. On July 25, 1996, the By-laws of the Company were again amended to decrease the authorized number of directors from nine to seven.

AUDIT COMMITTEE

     The Audit Committee recommends to the Board of Directors a firm of independent certified public accountants to conduct the annual audit of the Company's books and records; reviews with such accounting firm the scope and results of the annual audit; consults with the independent accountants with regard to the adequacy of the Company's system of internal accounting controls; and reviews fees charged by the independent accountants for professional services.

     The Company's independent public accountants are invited to attend meetings of the Audit Committee and certain members of management may also be invited to attend. In Fiscal 1996, the Audit Committee consisted of two non-employee directors, Herschel Elias and Jess Ravich. The Audit Committee met once during this period.

COMPENSATION COMMITTEE

     The Compensation Committee reviews and approves all salary arrangements and other remuneration for officers of the Company. During Fiscal 1996 the Compensation Committee consisted of Robert Margolis, and two non-employee directors, Douglas Weitman and Dr. Jeffrey Schultz. The Compensation Committee met once during this period.

     The Company completed the reorganization of its businesses during Fiscal 1996, from being a manufacturer and distributor of apparel and footwear to that of a licensor of the Cherokee brand name. In connection with the foregoing, it terminated its principal lines of business, sold a majority of its assets and downsized to approximately 15 employees at June 1, 1996. As a result of the fundamental changes being undertaken in the Company's business during Fiscal 1996 and the limited number of mid-level and senior employees engaged by the Company during such period, the Compensation Committee dealt with a very limited number of employees on a case by case basis. As the Company begins to grow during Fiscal 1997, the Compensation Committee will be formulating a remuneration policy to accommodate the Company's emerging business and a report will be issued during fiscal year ending May 31, 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Except for Messrs. Margolis and Weitman who are directors of Wilstar, where Mr. Margolis is the Chief Executive Officer, none of the executive officers of the Company has served on the board of directors or on the compensation committee of any other entity, any of whose officers served either on the Board of Directors or on the Compensation Committee of the Company.

DIRECTORS' REMUNERATION AND WARRANT GRANTS

     For their services on the Board during Fiscal 1996, non-officer or non-employee directors were paid a retainer fee of $15,000 per annum, $1,500 for each Board Meeting and $750 for each Telephonic Board Meeting attended.

     Shown below is information concerning the amount paid to each non-officer or non-employee director during Fiscal 1996:

Director             Fees Paid in Fiscal 1996
- --------             ------------------------

Herschel Elias               $15,250
Jeffrey Schultz               19,150
Douglas Weitman               12,000
Jess Ravich                   16,500
Keith Hull                    17,250
Avi Dan                       17,250

     Set forth below is further information on warrants that the Company granted to non-employee directors. Each warrant entitled the director to purchase 5,000 shares of Common Stock:

Director             # of Options    Date of Grant     Exercise Price   Date exercised
- ------------------   ------------   ----------------   --------------   --------------

Herschel Elias           5,000     February 1, 1995          $2.43      April 24, 1996
Jeffrey Schultz          5,000     February 1, 1995           2.43      April 24, 1996
Keith Hull               5,000     July 25, 1995              3.00      unexercised
Jess Ravich              5,000     July 25, 1995              3.00      unexercised
Avi Dan                  5,000     July 25, 1995              3.00      unexercised
Douglas Weitman          5,000     July 25, 1995              3.00      unexercised


EXECUTIVE COMPENSATION TABLE

     Shown below is information concerning the annual and long-term compensation for services in all capacities to the Company for the years ended June 1, 1996, June 3, 1995 and May 28, 1994 of those persons who were at any time during the year ended June 1, 1996 the Chief Executive Officer and at June 1, 1996 the four other most highly compensated executive officers of the Company.

                                         ANNUAL                                          LONG TERM
                                   COMPENSATION /(A)/                                   COMPENSATION
                                   ------------------                                   ------------
              NAME AND                           SALARY /(B)/           BONUS /(B)/    STOCK OPTION
          PRINCIPAL POSITION              YEAR        $                      $        AWARDS # SHARES
          ------------------              ----   ------------           -----------   ---------------
Robert Margolis                           1996              -   /(C)/             -         /(D)/
Chairman and Chief Executive Officer      1995              -   /(C)/             -         /(D)/
                                          1994      1,225,140   /(E)/             -            -

Patricia Warren                           1996        125,000                     -       75,000
President

Carol Gratzke                             1996         68,269                     -       30,000
Chief Financial Officer                   1995         31,250                     -            -
                                          1994        105,500                     -        3,000

Michael Seyhun                            1996        475,000   /(F)/             -            -
Chief Financial Officer                   1995        242,500               105,000       96,000
                                          1994        150,000                40,000            -

Cary Cooper                               1996        271,385   /(G)/             -            -
Secretary & General Counsel               1995        252,000                63,000            -
                                          1994        240,000                     -            -

/(A)/ None of the named executive officers earned other annual compensation except for perquisites which in no case exceeded the lesser of $50,000 or 10% of total annual salary and bonus for Fiscal 1994, 1995 and 1996.

/(B)/ Amounts shown include cash and non-cash compensation earned by named executive officers; no amounts earned were deferred at the election of those officers.

/(C)/ Mr. Margolis was appointed Chairman and Chief Executive Officer on May 4,
      1995. Mr. Margolis provides his services to the Company pursuant to the terms of the Wilstar Agreement. Wilstar receives $400,000 in annual compensation for providing such services, is eligible for certain cash bonus and has received certain options to purchase the Company Common Stock pursuant to the Wilstar Agreement. Mr. Margolis owns approximately 50.1% of the stock of Wilstar. His compensation at Wilstar is based on its profitability. (See Employment Contracts and Management Agreements below for a further description of the Wilstar Agreement).

/(D)/ Pursuant to the Wilstar Agreement, Wilstar received options to purchase shares of Common Stock. (See Employment Contracts and Management Agreements below for a further description of the Wilstar Agreement).

/(E)/ Mr. Margolis was employed pursuant to an employment agreement which would have expired on May 31, 1994. Under such agreement, Mr. Margolis would have received an annual salary of $780,550 during Fiscal 1994; Mr. Margolis was actually paid $345,140 in salary prior to his resignation. Mr. Margolis resigned all of his positions with the Company on October 31, 1993 and entered into a consulting agreement with the Company pursuant to which he agreed to make himself available as a consultant to the Company for a period of one year for a fee of $1,130,000 of which $880,000 was paid during Fiscal 1994. The $250,000 which was owed to Mr. Margolis became an unsecured creditors claim in the Company's 1994 Plan; Mr. Margolis received the same treatment as all other unsecured creditors and received 15,259 shares of the Company's Common Stock in full satisfaction of such claim.

/(F)/ Mr. Seyhun terminated his employment with the Company on January 5, 1996.

/(G)/ Mr. Cooper terminated his employment with the Company on December 1, 1995.

OPTION GRANTS

     Set forth below is further information on grants of stock options during the years ended June 3, 1995 and June 1, 1996, to the named officers which are reflected in the Executive Compensation Table:

                        NUMBER OF        PERCENTAGE OF                                       POTENTIAL REALIZABLE VALUE
                        SECURITIES       TOTAL OPTIONS                                               AT ASSUMED
                        UNDERLYING         GRANTED TO                                              ANNUAL RATES OF
                      OPTIONS GRANTED      EMPLOYEES IN      EXERCISE OR                             STOCK PRICE
                          /(1)/          FISCAL 1995 &       BASE PRICE      EXPIRATION            APPRECIATION FOR
    NAME                   (#)                1996           ($/SHARE)          DATE               OPTION TERM /(4)/
- ------------------------------------------------------------------------------------------------------------------------
                                                                                                     5%             10%
                                                                                                 -----------------------
Michael Seyhun           96,000 /(5)/          100%         $2.00 /(5)/     Feb. 1, 2000          -/(5)/          -/(5)/
- ------------------------------------------------------------------------------------------------------------------------
Patricia Warren          60,000 /(2)/          100%         $3.00 /(2)/     July 25, 2000        249,750         499,500
                         15,000                100%         $3.85 /(3)/     Feb. 26, 2001
- ------------------------------------------------------------------------------------------------------------------------
Carol Gratzke            30,000 /(2)/          100%         $3.125 /(2)/    Jan. 9, 2001          86,750         173,500
                                                            $3.85  /(3)/    Feb. 26, 2001
- ------------------------------------------------------------------------------------------------------------------------

/(1)/ Does not include stock options granted to Wilstar pursuant to the Wilstar
      Agreement in connection with the Company's engagement of Robert Margolis as Chairman and Chief Executive Officer. (See Employment Contracts and Management Agreements below for a further description of the Wilstar Agreement.

/(2)/ The options were granted on various dates and vest in equal shares over a three year period. If the grantee's employment is terminated under certain circumstances or there is a restructuring of the Company (as set forth in the option agreement) these options would become immediately exercisable.

/(3)/ The option exercise price is subject to adjustment in the event of a stock split or dividend, recapitalization or certain other events.

/(4)/ The actual value, if any, the named officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by the named officer will be at or near the value estimated. This account is net of the option exercise price.

/(5)/ The options were granted as of February 1, 1995 and were to vest in 50% installments on the first and second anniversaries of the grant date. As part of Mr. Seyhun's severance settlement, the options were canceled.

Option Exercises and Fiscal Year-End Values
- -------------------------------------------

     Set forth below is information with respect to the unexercised options to purchase Common Stock granted in fiscal 1996 and prior years under employment agreements to the named officers and held by them at June 1, 1996. None of the named officers exercised any stock options during Fiscal 1996.


                        NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                           OPTIONS HELD AT           IN-THE-MONEY OPTIONS AT
       NAME                 JUNE 1, 1996                  JUNE 1, 1996
- ------------------   ---------------------------   ---------------------------
                     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                     -----------   -------------   -----------   -------------
Patricia Warren                -          75,000      $   -           $249,750
Carol Gratzke                  -          30,000      $   -           $ 86,750


/(1)/ Does not include stock option granted to Wilstar pursuant to the Wilstar
      Agreement in connection with the Company's engagement of Robert Margolis as Chairman and Chief Executive Officer. Wilstar exercised certain of these options during the Fiscal year ended June 1, 1996. (See Employment Contracts and Management Agreements below for a further description of the Wilstar Agreement.).

/(2)/ Based on the closing price of the NASDAQ Small Cap Issue Market on May
      31, 1996 ($6.50), net of the option exercise price.


EMPLOYMENT CONTRACTS AND MANAGEMENT AGREEMENTS

     On April 24, 1995, a group which included Mr. Margolis acquired approximately 22.3% of the Company's then outstanding Common Stock (the "Group"). The Group sought to have Mr. Margolis installed as Chief Executive Officer of the Company and to have Mr. Margolis appointed a director of the Company. On May 4, 1995, the Company and Wilstar entered into a Management Agreement (the "Agreement") pursuant to which Wilstar agreed to provide executive management services to the Company by providing the services of Robert Margolis as Chief Executive Officer. The Agreement will terminate on May 31, 1998; however, the Agreement will automatically extend for additional one-year terms as long as the Company's pre-tax earnings are equal to at least 80% of the pre-tax earnings contained in the budget submitted to and approved by the Board of Directors for such fiscal year. During Fiscal 1996, Wilstar met the 80% pre-tax earnings rule; hence, the contract was extended for an additional one year term. Wilstar will receive an annual management fee of $400,000 and a bonus equal to 10% of the Company's pre-tax earnings in excess of $2,666,666 in Fiscal 1996 and in excess of $2,500,000 thereafter. In addition, Wilstar received an option to purchase 7 % of the Company's Common Stock on a fully diluted basis (675,700 shares) at a purchase price of $3.00 per share (the "Wilstar Options"). Two thirds of these options are exercisable and the remaining one third of the options will vest on May 3, 1997. Wilstar's ability to exercise the options granted to it accelerates and such options become fully exercisable upon the occurrence of certain events, including a termination of the Agreement without cause, termination due to the Company's breach, or, under certain circumstances, the merger of the Company, sale of substantially all of its assets, or sale of a majority of its Common Stock.

     In the original Agreement Wilstar had the right to purchase up to an additional 22.5% of the Company's Common Stock at a price of $.02 per share until May 3, 2000 based on the equity value of the Company as follows:

CUMULATIVE PERCENTAGE OF DILUTED
    COMMON STOCK EXERCISABLE          EQUITY VALUE OF THE COMPANY/(i)/
              7.5%                 Equal to or Greater than $32,500,000
              7.5%                 Equal to or Greater than $52,500,000
              5.0%                 Equal to or Greater than $72,500,000
              2.5%                 Equal to or Greater than $92,500,000
             ----
             22.5%
             ====

          (i) The "Equity Value" of the Company shall be computed as the product of the average closing trading price of the Common Stock for any ninety (90) day period ending on or before May 3, 2000 during the term of the agreement, multiplied by the weighted average number of outstanding shares of Common Stock during such period.

     On April 24, 1996, the Board of Directors revised the Agreement to accelerate the vesting of Wilstar's Performance Options so that Wilstar was immediately vested in its right to purchase up to 20% of the Company's fully diluted Common Stock. Wilstar agreed to relinquish its rights to purchase up to an additional 2.5% of the Company's fully diluted stock pursuant to the Performance Options. Wilstar exercised the Performance Option in full on April 25, 1996 and purchased 1,674,739 shares. The Company accounted for this transaction as a non-cash charge to earnings of $4,567,000.

     The Agreement further provides that Wilstar and the Group each have the right to elect two members of the Company's Board of Directors.

     Ms. Warren, the President of the Company, is employed pursuant to a three-year agreement expiring May 30, 1998 which provides for a salary at an annual rate of $100,000 from June 21, 1995 to May 31, 1996 and $325,000 from June 1,
1996 to May 31, 1998. Ms. Warren could earn bonuses in Fiscal 1996, Fiscal 1997 and Fiscal 1998 ranging from 10% of her salary up to $400,000 in Fiscal 1996 and up to $175,000 in Fiscal 1997 and Fiscal 1998 based upon the Company's earnings before interest and taxes. The agreement gives the Company the right to terminate Ms. Warren's employment without cause at any time. If the Company had exercised such right before November 30, 1995 it would have been obligated to pay Ms. Warren $50,000; if it exercises such right any time thereafter it must pay Ms. Warren $162,500.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On May 4, 1995, the Company and Wilstar entered into a Management Agreement pursuant to which Wilstar agreed to provide executive management services to the Company by providing the services of Robert Margolis as Chief Executive Officer. Wilstar is a private label manufacturer and makes apparel clothing bearing the Cherokee trademark for several retail stores, who have existing licensing agreements with the Company. All deals are arms length transactions between Wilstar and these retail stores and are negotiated separately and apart from the Company. Mr. Margolis has not been involved in any of these transactions.

     Since May 26, 1995, the Company has shared 3,000 square feet of office space with Wilstar. The Company uses approximately one-half of such space and pays Wilstar for such usage at the rate of $.75 per square foot or $1,125 per month. In addition, the Company reimburses Wilstar for one-half of certain costs relating to this office space. The rent and costs are prorated based upon square footage used by Cherokee and Wilstar does not profit from this reimbursement. Since May 4, 1996, the Company has shared 4,000 feet of Wilstar's warehouse space at $.50 per square foot as storage space for its financial records. Both rental agreements are on a month to month basis.

     Since May 5, 1995, the Company has sold certain fabric and trim to Wilstar for approximately $150,000 and has purchased certain finished apparel products for approximately $510,000 from Wilstar for sale to the Company's customers.
The Company does not expect to sell any other assets to Wilstar and does not expect to purchase any more product from Wilstar. The Company's purchases of product from Wilstar were to fill existing orders from the Company's customers. In connection with its purchases and sales to and from Wilstar, the Company believes that the prices and terms were fair to the Company and were at least as advantageous to the Company as the Company could have negotiated with unrelated parties.

     On July 28, 1995, Cherokee sold the assets of the Uniform Division to Strategic Partners, Inc., a corporation which was formed by Michael Singer and investors unaffiliated with Cherokee. Mr. Singer was the President of the Uniform Division until the sale of the Uniform Division and is the President and Chief Executive Officer of Strategic Partners. The assets sold included accounts receivable, inventory, furniture and fixtures, equipment, and the exclusive right to use the Cherokee trademark with respect to the manufacture and sale of uniforms. The sales price was approximately $11,700,000, which was $4,000,000 greater than the book value of the assets that were sold. Of the purchase price, approximately $9,575,000 was paid in cash and $2,125,000 was paid by a 10% subordinated promissory note (the "Note"). The Note requires quarterly payments of interest and annual principal payments of $300,000 on July 27, 1997, 1998, 1999 and 2000 with the remaining principal amount due on July 27, 2001. In addition, Strategic Partners will pay Cherokee royalties with respect to its sales of Cherokee brand uniform footwear, and beginning in June 2001, will pay Cherokee, subject to certain conditions, a royalty equal to 2% of annual sales of Cherokee brand uniforms in excess of $30,000,000.

     Due to its recent emergence from Chapter 11 Bankruptcy Proceedings in March 1995, it became clear that the Company could not continue to operate its businesses without increasing its borrowing capacity, its lender at that time, CIT, would not permit the Company to increase its borrowings without new collateral. In April 1995, the Company entered into agreements in principle pursuant to which Avi Dan or his nominee would have received a warrant to purchase 440,000 shares of Common Stock at an exercise price of $.02 per share and Mr. Dan would be appointed a director of the Company in consideration for
(a) paying $500,000 to CIT to purchase the warrant held by CIT entitling CIT to purchase up to 10% of the shares of Common Stock to be issued in connection with the 1994 Plan (approximately 570,000 shares) at an exercise price of $0.02 per share and surrendering such warrant to the Company, (b) guaranteeing a $4,000,000 overadvance facility to be provided the Company by CIT until August 31, 1995 and a $2,000,000 overadvance facility from September 1, 1995 to January 31, 1996 and (c) securing such guarantee with standby bank letters of credit. Mr. Dan paid CIT $500,000 and the CIT warrant was surrendered to the Company. Prior to the issuance of the new warrant to Mr. Dan, Robert Margolis became Chief Executive Officer of the Company. Mr. Margolis effectuated a change of strategy as a result of which the Company no longer required the CIT overadvance. The Company negotiated a new agreement with Mr. Dan pursuant to which Mr. Dan and the Company agreed to surrender all of their rights under the original agreement between them and the Company agreed to issue Mr. Dan or his nominee 366,667 shares of Common Stock and to reimburse Mr. Dan for his legal fees up to $10,000 (the "Axicom Capital Agreement"). On June 21, 1995, Mr. Dan became a director of the Company and on August 21, 1995, the Company issued 366,667 shares of Common Stock to Axicom Capital Group, Mr. Dan's nominee.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file various reports with the Securities and Exchange Commission concerning their holdings of, and transactions in, securities of the Company. Copies of these filings must be furnished to the Company.

     Wilstar filed in July 1996 a late Report on Form 3 relating to its acquisition of Wilstar Options and the Performance Options, and the April 1996 revisions with respect to the vesting requirements of the Wilstar Options. Mr. Margolis filed in July 1996 a late Report on Form 4 relating to his indirect beneficial interests with respect to the aforementioned Performance and Wilstar Options and in connection with the revised vesting requirements of the Wilstar Options.

COMMON STOCK PERFORMANCE

     The Company has reorganized under Chapter 11 of the Bankruptcy Code twice since June of 1993. As a result of the 1993 and 1994 Chapter 11 reorganizations, holders of the Company's then outstanding common stock received approximately 8% and 1.6% of the reorganized Company's common stock, respectively. Accordingly, the holder of 1000 shares of the Company's then outstanding common stock during the quarter ended May 29, 1993 which shares traded as high as $.875 per share during such period would now have the right to less than one share of Common Stock of the Company. As described above, the Company's Chapter 11 reorganizations in 1993 and 1994 essentially diluted the Company's then outstanding common stock to a fraction of its value prior to such reorganizations thereby making stock performance comparisons with the trading price of the then outstanding common stock of the Company or other comparable companies during such periods meaningless.

     In connection with the Company's Chapter 11 reorganization in December 1994, the Company filed a Form 15 with the Securities and Exchange Commission terminating the registration of its old Common Stock under the Securities Exchange Act of 1934 (the "Act"). On April 25, 1995, the Company filed a form 10 Registration Statement (the "Form 10") with the SEC to register its Common Stock under the Act. The Form 10 became effective on June 27, 1995. Accordingly, the effective date of the Common Stock's registration under the Act occurred after the end of the Company's fiscal year ended June 3, 1995.

     On September 6, 1996 the last trade of the Common Stock on the NASDAQ Small Cap Market was $5.625 per share.

     Due to the nature of the Company's business being that of a licensor of its Cherokee brand to wholesalers and retailers, which put this brand on various product categories including but not limited to footwear, apparel, accessories, watches, eyewear, home textile products and sporting goods, the Company does not believe that a comparable peer group of publically traded licensing companies exists; hence, the Company's return on investment was compared to the S&P 100-LTD and NASDAQ INDEX COMPOSITE.

     For Fiscal 1996 the graph below compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total return on the NASDAQ COMPOSITE INDEX and the S&P 100 LTD for the period commencing June 27, 1995 (the date the Form 10 on the new Common Stock became effective) and ending on June 1, 1996. The data set forth below assumes the value of an investment in the Company's Common Stock and each Index was $100 on June 27, 1995.


                          Comparison of Total Return*
                              Since June 27, 1995

            AMONG CHEROKEE INC., THE NASDAQ INDEX COMPOSITE AND THE
                                 S & P 100-LTD

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           CHEROKEE       S&P           NASDAQ INDEX
(Fiscal Year Covered)        INC/DE         100-LTD       COMPOSITE
- ---------------------        -------------  -------       ------------
Measurement Pt- 06/27/95      $100.00        $100.00        $100.00
FYE   09/01/95                $162.50        $102.98        $110.86
FYE   12/01/95                $120.83        $112.71        $114.76
FYE   03/01/96                $137.50        $121.37        $118.11
FYE   05/31/96                $235.93        $126.93        $135.22

          *Please note that the price of Common Stock set forth in the graph reflects the $0.60 per share dividend which was paid on May 30, 1996.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     On May 30, 1995 the Company engaged Coopers & Lybrand L.L.P. ("Coopers") to serve as its principal independent accountant to audit its financial statements for the year ended June 3, 1995. Coopers replaced Ernst & Young L.L.P. ("Ernst & Young"), which served as Cherokee's independent accountant since 1989. The decision to dismiss Ernst & Young and change independent accountants was made by Cherokee management and was approved by the Audit Committee.

     The report of Ernst & Young with respect to the consolidated financial statements of Cherokee as of, and for the year ended, May 29, 1993 noted that Cherokee accounted for its Plan of Reorganization that was confirmed on May 28, 1993 using "Fresh Start Reporting" as recommended by the American Institute of Certified Public Accountants Statement of Position 90-7 on "Financial Reporting by Entities in Reorganization under the Bankruptcy Code". The report of Ernst & Young with respect to the consolidated financial statements of Cherokee as of, and for the year ended, May 28, 1994 contained a going concern qualification. The qualification was based upon Cherokee's continuing operating losses and the expectation that it would not meet its scheduled fiscal 1995 debt service payments on its outstanding debt securities.

     To the knowledge of Cherokee, there have been no disagreements between Cherokee and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Furthermore, there have been no reportable events as set forth in Item 304(a)(1)(v) of Regulation S-K. Ernst & Young furnished the Securities and Exchange Commission with a letter stating they agree with the above statements.

     A representative of Coopers, who is expected to be present at the Annual Meeting, will have an opportunity to make a statement, and will be available to answer questions, if any, from stockholders.


                                 OTHER MATTERS

ADDITIONAL INFORMATION

     Copies of the Company's Annual Report on Form 10-K for the fiscal year ended June 1, 1996, (including financial statements and financial statement schedules) as filed with the Securities and Exchange Commission are available upon written request from the office of Investor Relations, Cherokee Inc., 6835
Valjean Avenue, Van Nuys, CA   91406.

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 1997 ANNUAL MEETING

     Any proposal relating to a proper subject which a stockholder may intend to be presented for action at the next Annual Meeting of Stockholders currently scheduled to be held on October 27, 1997 must be received by the Company no later than August 18, 1997, to be considered for inclusion in the proxy material to be disseminated by the Board in accordance with the provisions of rule 14a
(8) (3) (i) promulgated under the Exchange Act. Copies of such proposals should be sent to the Corporate Secretary at the Company's principal executive offices. To be eligible for inclusion in such proxy materials, such proposals must conform to the requirements set forth in Regulation 14A under the Exchange Act.

OTHER BUSINESS OF THE MEETING

     The Board is not aware of any matter to be presented at the Annual Meeting or any postponement or adjournment thereof which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies in accordance with the recommendation of the Board, or if no such recommendation is given, in their own discretion.

COST OF SOLICITING PROXIES

     The Company will bear the cost of proxy solicitation for the election of the Board's nominees for director. In addition to the use of the mail, proxies may be solicited by personal interview, telephone or telegraph, by officers, directors and other employees of the Company, who will not receive any additional compensation for such services. The Company may also elect to engage a proxy solicitation firm to assist in the soliciting of proxies. The Company may also elect to engage a proxy solicitation firm to assist in the soliciting of proxies. The company does not anticipate that the costs of such proxy solicitation firm would exceed $10,000, plus its out of pocket fees and expenses. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

                                    BY ORDER OF THE BOARD OF DIRECTORS,

                                    /s/ Carol A. Gratzke

                                    CAROL A. GRATZKE
                                    SECRETARY


LOS ANGELES, CALIFORNIA
DATED:  SEPTEMBER 19, 1996

                        [LETTERHEAD OF CHEROKEE GROUP]

ROBERT MARGOLIS
CHAIRMAN AND
CHIEF EXECUTIVE OFFICER


Dear Fellow Shareholders:

When I was appointed Chief Executive Officer of Cherokee Inc. at the end of Fiscal 1995, my mission was to implement a strategy repositioning the Company's business and operations from that of a manufacturer and distributor of apparel and footwear goods to a low risk and low overhead licensor of the Cherokee name and trademark. I am pleased to report that during the first thirteen months of operations of the "New Cherokee", we have essentially accomplished our initial goals and have positioned the Company to re-emerge as a dominant consumer franchise in a broader base of categories with various contractual agreements that will provide a growing stream of revenues.

During the course of this past fiscal year, we had three major goals, the successful disposition of the Company's apparel and footwear inventories and the sale of the Uniform Division, recruiting a new and experienced management team committed to the licensing strategy and adding new license agreements which would increase our income stream for future years. All of these goals were accomplished beyond our expectations. In the first quarter, we recruited quality management, signed a licensing agreement with Target Stores, substantially liquidated all existing apparel and footwear inventories and sold the Uniform Division for a profit of $4M. In the second quarter, we signed additional non-exclusive retail direct license agreements with Target Stores, Pamida and Modern Woman, the "Rockers" trademark was sold for $250,000 and the Company eliminated all debt by paying off CIT. In the third quarter, we signed non-exclusive retail direct license agreements with The Caldor Corporation and Venture Stores, re-negotiated several existing wholesale licensee contracts, signed a master licensing agreement with a Philippines conglomerate and implemented our licensing data base controls system. During the fourth quarter, we signed wholesale licensing agreements with Westpoint Stevens for the development and distribution of Home Textile product categories and with Blackduct Enterprises Ltd. of Nicosia, Cyprus for the development of men's and women's casual shoes and boots in the European market, paid to shareholders a capital dividend, settled in principal all debtor claims, retired 475,000 of the 1,000,000 shares set aside for distribution to holders of trade claims and received a letter of intent signed by Suzuya Co. Ltd., our Japanese licensee, regarding an option to purchase all of Cherokee's trademark rights. In granting this option, Suzuya gave up (and Cherokee received back a year earlier) the trademark assignments for the six other Asian territories listed in the original licensing agreement. This option expires on October 31, 1996.

This year we began to realize the fruits of our labors. Pamida launched this Spring, Target launched storewide in July, Mondragon opened in the Philippines in July, Caldor and Venture are beginning this Fall, while Modern Woman and Brylane should be effectively marketing Cherokee in Spring 1997. Thus far, our Cherokee retail sales have been in line with our internal budget expectations. Our licensees are benefiting from our unique approach and all have plans to grow their businesses by expanding into other product categories. Overall, these successes equate to increasing revenues.

Adding to these revenues, a debt free balance sheet, a low overhead and a small yet talented staff, we are now positioned to further develop our Cherokee franchise globally and begin to contemplate other potential transactions to continue to increase our shareholder value. As a reflection of the foregoing, we have almost doubled our shareholder value with the Company's stock rising from an average price of $2.93 for the month of May 1995 to a price of $5.38 on September 13, 1996.

Vision becomes reality
- ----------------------

There are visionaries who anticipate the important changes taking place in their industries. Successful companies not only have the vision, but execute strategies necessary for their visions to become a reality. At Cherokee, our executive team, headed by Patricia Warren, our President, Carol Gratzke, our Chief Financial Officer, Howard Siegel, our Vice President of Operations and Ruth Eng, our Vice President of International Licensing, is ultimately responsible for the understanding and execution of our corporate objectives that enable us to make our visions a reality.

Objectives this year
- --------------------

All of our objectives are towards the goal of increasing the Company's profitability and the growth of our franchise which we believe will enhance shareholder value. Domestically we intend to continue to develop our franchise by expanding categories and increasing penetration in our existing accounts while we continue to selectively solicit and develop new accounts that would add revenue and synergy to our program. As part of the expansion, we hope to become a more significant factor in the home products area. We expect our licensees to begin to market home products to consumers by Spring of 1997.

On a long term basis, global expansion is our primary objective. American brands are sought out worldwide. Internationally we currently have an established presence in Japan, Korea, the Philippines, Hong Kong, Taiwan, Greece
and Cyprus.   We are presently communicating and negotiating potential global affiliations to build the Cherokee brand. We will also make our first trade show appearance in Germany in September and in Asia in October.

In our global ventures, we have also been effective in networking licensees so that globally we now intermarket apparel, footwear, accessories and home products. We see tremendous global opportunities forthcoming.

In addition, the disposition of the Company's former headquarters and distribution facility remains a high priority. The sale of the Wentworth facility was scheduled to close in early May 1996, but the buyer was unable to complete the transaction. There has been a lot of activity regarding the building and we expect to sell it profitably in the near future.

This year we will also continue to redefine our internal operating systems while we continue to develop our staff so we may be in a position to capitalize on investment opportunities synergistic with our systems and management capabilities.

We are pleased that fiscal 1997 is off to a good start. We want to convey how appreciative we are that our shareholders have been supportive and loyal to Cherokee's present management team. We thank you for your investment in Cherokee's future.


Sincerely yours,
CHEROKEE INC.

/s/ Robert Margolis

Robert Margolis
Chairman and
Chief Executive Officer

PROXY     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS      PROXY
                                 CHEROKEE INC.
              1996 ANNUAL MEETING OF STOCKHOLDERS OCTOBER 14, 1996

  The undersigned does hereby appoint Robert Margolis and Keith Hull, and each of them, proxies for the undersigned with full power of substitution, to vote all of the shares which the undersigned is entitled to vote, with all powers the undersigned would possess if personally present at the 1996 Annual Meeting of Stockholders of Cherokee Inc. (including all adjournments thereof) to be held at the Loews Santa Monica Beach Hotel, 1700 Ocean Avenue, Santa Monica, California, October 14, 1996 at 10:00 A.M. Pacific Time, on all matters that may come before the Meeting.

  The undersigned hereby instructs said proxies or their substitutes:

1. ELECTION OF DIRECTORS

   [_] To VOTE FOR all nominees listed below.
   [_] To WITHHOLD AUTHORITY to vote for all nominees listed below.

      Robert Margolis, Herschel Elias, Jeffrey Schultz, Douglas Weitman,
                       Jess Ravich, Keith Hull, Avi Dan

  Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.


- --------------------------------------------------------------------------------

2. DISCRETIONARY AUTHORITY: In their discretion, the proxies are authorized to vote with respect to all other matters which may properly come before the Meeting.

                  (Continued and to be SIGNED ON REVERSE SIDE)


  THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR AND FOR THE APPROVAL OF THE STOCK OPTION PLAN.

  THE UNDERSIGNED HEREBY REVOKES ANY PROXIES HERETOFORE GIVEN, AND RATIFIES AND CONFIRMS THAT ALL THE PROXIES APPOINTED HEREBY, OR EITHER OF THEM, OR THEIR SUBSTITUTE OR SUBSTITUTES MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE THEREOF. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF A COPY OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT, BOTH DATED SEPTEMBER 19, 1996, AND A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10K FOR THE YEAR ENDED JUNE 1, 1996.

                                                 Dated             , 1996
                                                      -------------
                                                                , (L.S.)
                                                 ---------------
                                                                , (L.S.)
                                                 ---------------
                                                 Signature(s)

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                                                 APPEAR THE SAME AS YOUR NAME
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